NEXMED GRANTED CONTINUED LISTING ON NASDAQ

NexMed must evidence minimum stockholders’ equity of $2.5 million or minimum market capitalization of $35 million by March 31, 2010

East Windsor, NJ, December 18, 2009 -- NexMed, Inc. (Nasdaq: NEXM), a specialty CRO and a developer of products based on the NexACT® technology, today announced that it received a letter from the NASDAQ Listing Qualifications Panel (the “Panel”) on December 17, 2009, informing the Company that the Panel had granted the Company’s request to remain listed on the NASDAQ Stock Market, subject to the condition that, on or before March 31, 2010, the Company evidence stockholders’ equity of at least $2.5 million or a market value of listed securities of at least $35 million, which are the applicable minimum requirements for the continued listing of the Company’s securities on The NASDAQ Capital Market.

The Panel’s determination follows the Company’s hearing before the Panel on November 12, 2009, at which the Panel considered the Company’s plan to regain compliance with the continued listing requirements, including through the recent acquisition of Bio-Quant, Inc.  While the Company is working to satisfy the requirements set forth in the Panel’s decision, there can be no assurance that it will be able to do so.

Separately, and as previously announced, the Company remains subject to a grace period through January 25, 2010 to evidence compliance with the $1.00 bid price requirement for continued listing on NASDAQ.  If at any time during the grace period the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, the Company will have evidenced compliance with the minimum bid price requirement.  In the event it does not evidence compliance with the bid price requirement by January 25, 2010, the Company expects that it will be provided with formal notice of the deficiency and an opportunity to request an extension from the Panel to evidence compliance with the minimum bid price requirement.

About NexMed

NexMed, due to its recent acquisition of Bio-Quant, is the largest specialty contract research organization (“CRO”) based in San Diego, CA and is one of the industry’s most experienced CROs for in vitro and in vivo pharmacology services and research models.  NexMed is also developing a proprietary product pipeline based on its NexACT® drug delivery technology, including a late stage terbinafine treatment for onychomycosis, a late stage alprostadil treatment for erectile dysfunction, a Phase 2 alprostadil treatment for female sexual arousal disorder and an early stage treatment for psoriasis. For further information, go to www.nexmed.com and www.bio-quant.com.

Forward-Looking Statement Safe Harbor

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to the Company’s ability to satisfy NASDAQ continued listing standards, and other matters that are outside the control of the Company.

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NexMed Contacts:	NexMed Investor Relations:
Mark Westgate, CFO	Paula Schwartz
NexMed, Inc.	Rx Communications Group, LLC
(609) 371-8123, ext: 159	(917) 322-2216
mwestgate@nexmed.com	pschwartz@rxir.com

Edward Cox, V.P. Investor Relations & Corporate Development
NexMed, Inc.
(858) 222-8041
ecox@nexmed.com